Trent International
1600 West Bank Drive, Peterborough, ON Canada K9L 0G2
Telephone (705) 748-1314
Facsimile (705) 748-1626
E-mail international@trentu.ca
Web www.trentu.ca/international

TRENT UNIVERSITY
TRENT INTERNATIONAL

AGREEMENT
BETWEEN

TRENT INTERNATIONAL, TRENT UNIVERSITY
1600 West Bank Drive, Peterborough, Ontario, Canada K9L 0G2

AND

Farvision Global Development Inc.
607-15 Wertheim Court, Richmond Hill, ON L4B 3H7, CANADA

Whereby Farvision Education Group Inc. will act as a recruiting agent for Trent University for student prospects wishing to enroll in academic programs at Trent University.

Responsibilities of Farvision Education Group Inc. to Trent University

1. Farvision Education Group Inc. and Trent University agree to collaborate on recruiting international students to the University's academic programs, including Trent-ESL. Farvision Education Group Inc. will recruit students in an ethical, responsible, and transparent manner that demonstrates a high standard of professional conduct and good faith. Farvision Education Group Inc. also commits to upholding the confidentiality, integrity, and security of student information and communications in accordance with the University's policies and the laws of Canada.

2. Farvision Education Group Inc. commits to marketing and promoting programs and services offered by Trent University, and assist prospective students seeking admission to the University with an initial goal of placing 5 to 10 students per academic year. Trent University is not expected to pay any upfront advertising/marketing fees to Farvision Education Group Inc. as part of this agreement.

3. Farvision Education Group Inc. will submit applications from eligible candidates to Trent University, and cover any associated costs including application and courier fees as per published rates.

4. Farvision Education Group Inc. will abide by Trent University's admission requirements and policies, including (but not limited to) requirements for students to submit accurate and truthful information, upload official copies of required academic transcripts, and to meet important dates and deadlines.

5. Farvision Education Group Inc. will refer students to the appropriate resources for study permit applications to Canada, and remind students to apply for their study permits in a timely manner. Farvision Education Group Inc. will also ensure that students are informed about, and act on pre-arrival matters such as payment of tuition and/or residence deposits and fees, course registration, and arrival requirements, as well as their obligation to attend events such as the Trent International Orientation upon arrival in Canada.

6. Farvision Education Group Inc. acknowledges that admission to Trent University's academic programs is competitive. Meeting the University's minimum requirements does not guarantee admission to a program, and the University reserves the right to admit only the most qualified applicants. It is also acknowledged that Trent University may issue alternate admission offers based on the qualifications of an applicant.

Responsibilities of Trent University to Farvision Education Group Inc.

7. Trent University will provide Farvision Education Group Inc. with resources and materials that facilitate the student recruitment and admissions process, including (but not limited to) application requirements, admission procedures, and program offerings. Trent University also commits to providing ongoing support and training services to staff and representatives of Farvision Education Group Inc..

8. Trent University reserves the right to approve all resources and materials produced and/or employed by Farvision Education Group Inc. that is representative of the University.

Commission and Fees

9. **UNDERGRADUATE**: For each student recruited by Farvision Education Group Inc. for full-time undergraduate studies, Trent University shall pay a base commission fee equivalent to 10 (ten) per cent of the gross tuition fees paid for the first two terms of undergraduate studies (September and January terms only). No fees will be paid for summer (May or June) sessions.

10. **POSTGRADUATE CERTIFICATES:** For each student recruited by Farvision Education Group Inc. for full-time postgraduate certificate studies, Trent University shall pay a base commission fee equivalent to 10 (ten) per cent of the gross tuition fees paid for the first two terms of postgraduate certificate studies, including summer sessions.

11. **GRADUATE**: For each student recruited by Farvision Education Group Inc. for full-time graduate studies, Trent University shall pay a base commission fee equivalent to 10 (ten) per cent of the gross tuition fees paid for the first two terms of graduate studies, including summer sessions.

12. **TRENT-ESL:** For each student recruited by Farvision Education Group Inc. for Trent-ESL: English for University, Trent University shall pay a base commission fee equivalent to 15 (fifteen) per cent of the tuition fees paid for the first two terms of ESL studies, including summer sessions.

13. **TRENT-ESL (SUMMER PROGRAMS):** For each student recruited by Farvision Education Group Inc. for programs listed under the Trent-ESL Summer and the Canadian Culture Summer English Experience Camp, Trent University

shall pay a fixed rate commission of CAD500 (500 Canadian Dollars) for every student recruited, subject to a minimum group size of 10 students or program availability.

14. A commission fee for eligible students will be paid up to:

- A maximum of 2 (two) terms in total per undergraduate, postgraduate certificate, graduate, or Trent-ESL program; or
- A maximum of 4 (four) terms in total per combination of ESL-undergraduate, ESL-postgraduate certificate, or ESL-graduate programs (i.e. if a Trent-ESL student matriculates into Trent University's undergraduate, post-graduate certificate, or graduate programs)

15. No commission fees will be applicable for the following:

- Ancillary, student services, and residence fees
- Students holding Canadian citizenship or permanent residency

16. Commission fees will be paid on a per-term basis, after the receipt of tuition fees, and after the student has completed the tenth week of their academic program at Trent. Trent University will not issue a commission fee payment if Farvision Education Group Inc. has not supplied Trent University with the invoice within the same fiscal year (May 1 to April 31).

17. Should the student withdraw from the university prior to the end of the academic year or session, and thus, be eligible for a refund of some portion of tuition fees (subject to Trent University's fee refund schedule), the commission fee will be pro-rated based on the tuition fee amount the University charged the student.

18. Commission rates outlined in clauses 9 (nine) to 13 (thirteen) are subject to ongoing review, based on factors including, but not limited to, numbers of students recruited by Farvision Education Group Inc. to Trent University, and overall agent performance.

Indemnification

19. Trent University will save Farvision Education Group Inc. harmless and keep Farvision Education Group Inc. indemnified against all claims, demands, losses, damages, costs, and expenses which Farvision Education Group Inc. may sustain or incur in consequence or arising from this agreement. Any legal disputes surrounding this agreement will be carried out in accordance with the laws and legislation of Ontario, Canada.

20. Farvision Education Group Inc. will save Trent University harmless and keep Trent University indemnified against all claims, demands, losses, damages, costs, and expenses which Trent University may sustain or incur in consequence or arising from this agreement. Any legal disputes surrounding this agreement will be carried out in accordance with the laws and legislation of Ontario, Canada.

21. Farvision Education Group Inc. and Trent University acknowledge that each party shall each be responsible for maintaining general liability insurance, inclusive of errors and omissions coverage, for the purposes of this Agreement including without limitation the indemnities set out in clauses 19 (nineteen) and 20 (twenty) above. Each party will also provide evidence of coverage to the other upon request.

Agreement Conditions and Outcomes

22. This agreement is effective for a term of 36 months or 3 years from the date of signing, and may be renewed upon review.

23. Trent University reserves the right not to renew the contract should Farvision Education Group Inc. fail to recruit students of an adequate standard during this three-year period.

24. Changes to the agreement may be made in writing with the mutual agreement of the parties concerned. Either party may revoke this agreement upon three months' notice provided that all financial obligations have been fully discharged.

25. Neither party in this agreement shall be deemed to be in default of or shall be liable for the non-performance of any covenant, agreement or obligation in this agreement if such non-performance is caused by unforeseen circumstances [natural disasters, social unrest, and the like].

26. A breach of contract will be considered when the above stated conditions and terms have been violated or not met and the parties may decide to terminate the contract as per clause 23 (twenty-three) of the agreement.

Glennice Burns

GLENNICE BURNS
Associate Vice-President, International
Trent International
Trent University

19 July 2021

NAME:
POSITION:

DATE: July 19, 2021